Exhibit 10.8

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

This amended and restated agreement (this “Agreement”) is made effective as of the 14th day of April 2008 (the “Effective Date”) and is amended as of the 24th day of February 2009 (the “Amendment Date”) between:

UNIVERSITY HEALTH NETWORK an Ontario corporation incorporated by special statute under the University Health Network Act, 1997, having a principal office at 190 Elizabeth Street, R. Fraser Elliott Building – Room 1S-417, Toronto, Ontario, M5G 2C4, Facsimile (416) 977-4765

(“UHN”)

-AND-

MED BIOGENE INC., a British Columbia corporation, having a principal office at 300 – 2386 East Mall, Gerald McGavin Building, Vancouver, British Columbia, V6T 1Z3, Facsimile (604) 827-5120

(“MBI”)

Whereas:

A. UHN owns certain technology developed by UHN researchers Drs. Ming-Sound Tsao and Frances A. Shepherd relating to messenger RNA (“mRNA”) expression-based methods for prognosing early-stage non-small-cell lung cancer survival (the “Licensed Technology”, as defined herein).

B. Pursuant to a Sponsored Research Agreement (the “Sponsored Research Agreement”) between the Parties dated even date herewith and amended as of the Amendment Date, UHN desires to undertake further research, development and validation of the Licensed Technology in respect of said prognostic mRNA expression-based signatures, with the intellectual property developed thereunder forming a part of the Licensed Technology hereunder.

C. UHN desires to license certain rights in the Licensed Technology and MBI desires to obtain certain rights to the Licensed Technology.

D. MBI and UHN have agreed to enter into an additional exclusive license agreement (the “Additional Exclusive License Agreement”) and an additional sponsored research agreement (the “Additional Sponsored Research Agreement”) relating to a 15-gene prognostic mRNA expression-based signature to be used in the clinical management of lung cancers, dated effective as of the Amendment Date.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration for the mutual promises, representations, covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE 1 - INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Affiliate” means, with respect to any Person, any Person directly or indirectly controlled by, controlling or under common control with such Person. For the purposes of this definition, except as otherwise expressly set out in this Agreement, “control” shall mean direct or indirect beneficial ownership of 50% or greater interest in the income of such Person or such other relationship as, in fact, constitutes actual control;

(b)	“Agreement” means this agreement and all schedules attached hereto, and the terms “herein”, “hereunder”, “hereto” and such similar expressions shall refer to this Agreement;

(c)	“CLIA” means the Clinical Laboratory Improvement Amendments regulations and program for the regulation in the United States of laboratory testing administered by the Centers for Medicare & Medicaid Services (CMS);

(d)	“Clinical Data” means the personal and/or patient-related information and data which may be disclosed by UHN to MBI under this Agreement and/or the Sponsored Research Agreement;

(e)	“Confidential Information” of a party means any and all information of and disclosed by a Party and/or any of its Affiliates (a “Disclosing Party”) which has or will come into the possession or knowledge of the other Party and/or any of its Affiliates (a “Receiving Party”) in connection with or as a result of entering into this Agreement and which is marked as confidential or is identified as confidential at the time of disclosure, including information concerning the Disclosing Party’s past, present and future business, research and development, technology, customers and suppliers. For the purposes of this definition, “Confidential Information” may include any and all Intellectual Property, Licensed Technology, product, commercial, research, scientific, customer or market information and analyses or conclusions drawn or derived therefrom; the Disclosing Party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples, specimens, functions, Know-how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever. All Clinical Data shall be considered UHN Confidential Information, save and except for such Clinical Data reasonably required to be included in a manuscript for acceptance of publication made in accordance with this Agreement and the Sponsored Research Agreement. Information shall not be considered “Confidential Information” to the extent that, when considered as a whole and in the context disclosed, the information:

(i)	is part of the public domain at the time of disclosure,

(ii)	subsequently becomes part of the public domain through no act or fault of the Receiving Party or its agents or employees,

(iii)	can be demonstrated by the Receiving Party’s written records to have been known or otherwise available to the receiving party prior to the disclosure by the Disclosing Party,

(iv)	can be demonstrated by the Receiving Party’s written records to have been subsequently provided to the receiving Party, without restriction, by a Third Party who is not under a duty of confidentiality respecting the information disclosed and who has a legal right to disclose it,

(v)	can be demonstrated by the Receiving Party’s written records was subsequently and independently developed by employees or consultants of the Receiving Party who had no knowledge of or access to the information disclosed,

(vi)	is required to be disclosed by law or an order of a court, tribunal, or government agency, provided that the Receiving Party gives to the Disclosing Party prompt notice of the required disclosure in order to allow the Disclosing Party reasonable opportunity to seek a confidentiality order or the like,

(vii)	is reasonably required to be disclosed by MBI in any Patent filings or under CLIA or the FDA regulations, or any successor agencies thereof, or other regulations in the United States or other jurisdictions, in respect of the submission for, or the receipt of, regulatory approval or clearance of a Licensed Product, or

(viii)	is identified in writing by the disclosing Party as no longer constituting Confidential Information;

(f)	“Contract Year” means, during the Term, the initial period commencing on the Effective Date and ending on the expiration of the fourth Quarter Yearly Period thereafter, and each subsequent twelve month period commencing on the day after the expiration of the foregoing fourth Quarter Yearly Period and on each anniversary thereof. The last Contract Year shall end on the day this Agreement expires, or is earlier terminated;

(g)	“Current Market Price” of shares in the capital stock of MBI on any date means the average of the daily closing prices for the 10 consecutive trading days immediately preceding such date, provided that if the shares are not listed on any stock exchange, the “Current Market Price” shall be determined by the board of directors of MBI acting in good faith;

(h)	“FDA” means the United States Food and Drug Administration, or any successor agency thereof;

(i)	“Gross Revenues” means the gross amount invoiced and received by MBI or others on its behalf for all Licensed Products sold or otherwise transferred to end users of the Licensed Product. Any Licensed Products sold or otherwise transferred in other than an arm’s-length transaction or for other property (e.g. barter) or at less than fair market value shall be deemed invoiced at its fair market price in such country or sale or transfer;

(j)	“Including” means including without limitation;

(k)	“Improvements by MBI” means any and all improvements to the Licensed Technology made by MBI, its employees and consultants, outside of the Research Program after the Effective Date, which claim priority to or otherwise rest on claims of the Licensed Patents described in and/or listed in Section 1 of Schedule A, as amended from time to time.

(l)	“Improvements by UHN PI(s)” means any and all improvements to the Licensed Technology developed at UHN by the Principal Investigators (and the UHN personnel, employees, staff members, students, agents and consultants under their direct supervision) outside of the Research Program after the Effective Date, which claim priority to or otherwise rest on claims of the Licensed Patents described in and/or listed in Section 1 of Schedule A, as amended from time to time;

(m)	“Improvements by UHN non-PI(s)” means any and all improvements to the Licensed Technology developed at UHN by UHN personnel other than the Principal Investigators (and the UHN personnel, employees, staff members, students agents and consultants under their direct supervision) outside of the Research Program after the Effective Date, which claim priority to or otherwise rest on claims of the Licensed Patents described in and/or listed in Section 1 of Schedule A, as amended from time to time;

(n)	“Intellectual Property” means inventions, discoveries, written material, compounds, patentable and unpatentable information, Know-how, trade secrets, copyright, designs, plant breeders’ rights, integrated circuit topographies, ideas (including but not limited to any computer software), formulae, algorithms, concepts, proprietary data, techniques, instructions, processes, expert opinions, information, Materials, program listings, flow charts, logic diagrams, manuals, specifications, instructions, or any copies of the foregoing in any medium, or the expression thereof;

(o)	“Intellectual Property Rights” means any proprietary, possessory, use and ownership rights, titles and interests (whether beneficial or legal) of all kinds whatsoever, in and to any Intellectual Property, including by way of Patents, Patent applications, trade-marks, trademark applications, copyrights, copyright applications, industrial designs, industrial design applications, Know-how and trade secrets, and all other intellectual and industrial property rights whatsoever and world-wide (whether registered or unregistered and including rights in any application for any of the foregoing);

(p)	“Joint Research Program IP” means any and all Intellectual Property conceived or developed with contributions by both UHN and MBI (which includes their respective personnel, staff members, employees, students, agents and consultants) pursuant to activities conducted in respect of the Research Program under the Sponsored Research Agreement, including, without limitation, the Licensed Patents described in and/or listed in Section 3 of Schedule A, as amended from time to time. Joint Research Program IP shall not include UHN Other IP;

(q)	“Know-how” means any information pertaining to a technology which is not disclosed in a patent or published patent application, and includes trade-secrets;

(r)	“License” shall have the meaning provided in Section 2.1;

(s)	“Licensed Field” means the use in respect of mRNA expression-based signatures for the clinical management of lung cancers, and shall specifically exclude (i) prognostic and/or diagnostic DNA-based assays, approaches and/or methodologies for any application, and (ii) prognostic and/or diagnostic protein-based assays, approaches and/or methodologies for any application;

(t)	“Licensed Patents” means the Patents described in and/or listed in Schedule A, as amended from time to time;

(u)	“Licensed Product” shall mean:

(i)	any product the making, having made, using, selling, offering for sale or importing of which would, but for the license granted herein, infringe a Valid Claim of one or more of the Licensed Patents, and

(ii)	any service the provision of which would, but for the license granted herein, infringe a Valid Claim of one or more of the Licensed Patents;

(v)	“Licensed Technology” means:

(i)	the UHN Existing IP,

(ii)	the UHN Research Program IP, and

(iii)	the Joint Research Program IP,

but excluding any Improvements by UHN PI(s) and any Improvements by UHN non-PI(s) and UHN Other IP, unless expressly agreed in writing by the Parties to be included hereunder pursuant to Section 2.3;

(w)	“Materials” means any materials pertaining to the Licensed Technology which is disclosed and/or provided by UHN to MBI;

(x)	“Net Revenues” mean Gross Revenues, less:

(i)	credits or allowances, if any, given or made for purchase charge backs, price reductions, returns, rebates, rejections, recall or destruction of spoiled, damaged, out-dated, returned or otherwise unacceptable product (voluntarily made or requested or made by quantity, trade, an appropriate governmental agency, subdivision or department) on account of or in relation to the invoiced sales price of Licensed Products,

(ii)	if actually allowed or given:

(A)	allowances and/or incentives,

(B)	price reductions, and

(C)	rebates,

on account of or in relation to the invoiced sales price of Licensed Products,

(iii)	any duty, tax, excise or governmental charge upon or measured by the production, sale, transportation, delivery or use of Licensed Products related to or based upon sales of Licensed Products (including value added taxes but excluding taxes on net income), and

(iv)	transportation and handling charges or allowances (freight, postage, shipping and insurance), if any, incurred on account of or in relation to the invoiced sales price of Licensed Products.

“Net Revenues” shall not include any amount for:

(v)	the transfer of free samples of Licensed Product for marketing purposes or on compassionate grounds and, prior to marketing, trial materials, and

(vi)	the sale or other transfer of Licensed Product by or between Affiliates unless the receiving party is the end user of the Licensed Product, provided that any subsequent resale or re-transfer of such Licensed Product to an end user of the Licensed Product shall be included in “Net Revenues.”

Net Revenues shall be determined from the books and records of MBI and/or its Affiliates maintained in accordance with Canadian generally accepted accounting principles consistently applied;

(y)	“Notice” shall have the meaning provided in Section 11.1;

(z)	“Parties” means UHN and MBI collectively, and “Party” means each individually;

(aa)	“Patent” shall mean:

(i)	any issued patent or patent application including any provisional patent application or any patent application filed under any international Convention or Treaty,

(ii)	all continuations and continuations-in-part applications to the issued patent or patent application set out in Paragraph (i) (solely to the extent such continuations-in-part applications contain subject matter on which claims issuing obtain the benefit of a priority date of any patent or patent application set out in Paragraph (i)),

(iii)	all divisions, patents of addition, reissues, renewals and extensions of any of the patent, patent application, continuations and continuations-in-part applications set out in Paragraphs (i) and (ii), and

(iv)	all foreign counterparts of any of the foregoing (including, without limitation, European Supplementary Protection Certificates or its equivalent);

(bb)	“Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government body and any other form of entity or organization;

(cc)	“Principal Investigator(s)” or “PI(s)” shall mean Drs. Ming-Sound Tsao and/or Frances A. Shepherd in their capacity as a UHN employee and/or staff member;

(dd)	“Quarter Yearly Period” means each successive three calendar month period during the Term ending January 31, April 30, July 31 and October 31 of each Contract Year. The first and last Quarter Yearly Periods may be less than three calendar months and will commence on the Effective Date and terminate on the date this Agreement expires or is earlier terminated respectively;

(ee)	“Research Program” means the sponsored research relating to the further research, development and validation of the Licensed Technology undertaken by UHN under the Sponsored Research Agreement;

(ff)	“Sublicensing Revenue” means all revenues, receipts, monies, milestone payments and research fees (in respect of research fees, only to the extent that same are in excess of reimbursement for the direct costs of research and development or pursuit of regulatory approval undertaken by MBI or its Affiliates pursuant to a written research or development plan), payments (including amounts received from the sale of shares in the capital stock of MBI in excess of the Current Market Value for such shares), royalties, license fees and the fair market value of all other consideration collected or received by MBI or its Affiliates whether by way of cash, or credit or any barter, benefit, advantage, or concession:

(i)	arising from any sublicense agreements relating to any Valid Patent Claims under the Licensed Patents, or

(ii)	otherwise relating to any Licensed Products (but not including Net Sales);

(gg)	“Territory” means all countries world-wide;

(hh)	“Term” has the meaning set out in Section 7.1;

(ii)	“Third Party” shall mean a Person other than UHN, MBI or their respective Affiliates;

(jj)	“UHN Existing IP” means UHN’s pre-existing background Intellectual Property relevant to the Research Program, including, without limitation, the Licensed Patents described in and/or listed in Section 1 of Schedule A, as amended from time to time, and the relevant Clinical Data;

(kk)	“UHN Other IP” means all Intellectual Property developed by UHN (which includes, without limitation, Principal Investigator(s) and the UHN personnel, employees, staff members, students agents and consultants under their direct supervision) which is not specifically and solely related to prognostic mRNA expression-based signatures for the clinical management of lung cancers. UHN Other IP shall include, without limitation, all Intellectual Property related to:

(i)	prognostic and/or diagnostic genetic-based approaches and/or methodologies of general application,

(ii)	prognostic and/or diagnostic DNA-based approaches and/or methodologies for any application, and

(iii)	prognostic and/or diagnostic protein-based approaches and/or methodologies for any application,

and UHN Other IP shall exclude prognostic mRNA expression-based signatures for the clinical management of lung cancers;

(ll)	“UHN Research Program IP” means any and all Intellectual Property conceived or developed solely by UHN (which includes its personnel, staff members, employees, students, agents and consultants) pursuant to activities conducted specifically in respect of the Research Program under the Sponsored Research Agreement, including, without limitation, the Licensed Patents described in and/or listed in Section 2 of Schedule A, as amended from time to time. UHN Research Program IP shall not include UHN Other IP; and

(mm)	“Valid Patent Claim” means, with respect to each country in the Territory:

(i)	a claim of a pending patent application, provided that the patent application has not been pending for longer than ten (10) years after the date from which such application claims priority, and

(ii)	a claim of an issued, unexpired patent or a claim of an issued, unexpired patent term extended by the European Supplementary Protection Certificate(s) or its equivalent,

that has not been:

(iii)	permanently revoked, held invalid, unpatentable or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor, or

(iv)	admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

1.2 Sections and Headings. The division of this Agreement into articles, sections and subsections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference herein to a particular article, section, subsection or Schedule refers to the specified article, section or subsection of or schedule to this Agreement.

1.3 Number, Gender and Persons. In this Agreement, words importing the singular number shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.4 Currency. All monetary amounts in this Agreement are in Canadian funds.

1.5 Schedules. The following schedules are annexed to and form part of this Agreement:

Schedule A – Licensed Patents

1.6 Accounting Principles. Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

1.7 Best of Knowledge. “To the best of the knowledge” or “to the knowledge”, unless otherwise qualified hereunder means a statement of the declaring party’s knowledge of the actual facts or circumstances to which such phrase relates without having made any inquiries or investigations in connection with such facts and circumstances.

ARTICLE 2 - GRANT OF LICENSE

2.1 License. Subject to the terms and conditions of this Agreement, UHN grants to MBI:

(a)	in respect of the Licensed Technology (other than the Clinical Data), an exclusive; and

(b)	in respect of the Clinical Data, a non-exclusive,

royalty-bearing license, with the right to grant sublicenses without consent, in any and all its rights in and to the Licensed Technology (including all associated Know-how) for the Licensed Field in the Territory, including to research, develop, manufacture, have manufactured, use, have used, sell or have sold, offer for sale, import and export the Licensed Technology, and to produce and reproduce work in the Licensed Technology or any part thereof, for the Licensed Field in the Territory (the “License”).

2.2 Retention of Rights. The License granted to MBI under Section 2.1 herein is subject to, and any licenses to be granted to MBI further to Section 2.3 shall be subject to, UHN’s retention of a non-exclusive, world-wide, fully-paid, royalty-free license to use the Licensed Technology, any Improvements by UHN PI(s) licensed to MBI and any Improvements by UHN non-PI(s) licensed to MBI (collectively, the “Retained Rights”), solely for research, scholarly publication, educational or other non-commercial use, subject to the Confidential Information provisions of this Agreement, with the further right to grant sublicenses to the Retained Rights for such research, scholarly publication, educational or other non-commercial use(s) to other not-for-profit research institutions who agree to be bound by the same obligations, including confidentiality obligations, as apply to UHN in respect of the Retained Rights under this Agreement.

2.3 Improvements by UHN.

(a)

Improvements by UHN PI(s) In consideration of MBI providing to UHN the payments described in this Agreements, UHN hereby grants to MBI a right of first negotiation for an exclusive, royalty-bearing license, with the right to grant sublicenses without consent, to any Improvements by UHN PI(s) (including any associated Know-how) for the Licensed Field in the Territory. UHN will provide MBI with written notice of each Improvement by UHN PI(s) promptly after UHN files a Patent application for such Improvement by UHN PI(s), which notice shall be accompanied by sufficient data and other information to enable MBI to evaluate such Improvement by UHN PI(s). MBI will have six (6) months after receiving written notice from UHN to provide written notice to UHN of its intent to license said improvement (in this subsection, a “Notice of Intent”). If UHN does not receive a Notice of Intent under this Subsection 2.3(a) within six (6) months, MBI’s right of first refusal will lapse and UHN will be free to dispose of the Improvement by UHN PI(s) as it sees fit. After the Notice of Intent has been received further to this Subsection 2.3(a), both Parties shall diligently and in good faith negotiate the addition of such Improvement by UHN PI(s) to the Licensed Technology under this Agreement or the licensing thereof under a separate license agreement. Any such separate license shall be on terms and conditions that are consistent with other such licenses within the industry and satisfactory to UHN. If the Parties have not agreed on the license agreement within nine (9) months of receipt of the Notice of Intent further to this Subsection 2.3(a), either Party may, at its option, refer the matter to the dispute resolution mechanism specified in Article 10.

(b)	Improvements by UHN non-PI(s).

(i)	In consideration of MBI providing to UHN the payments described in this Agreements, UHN hereby grants to MBI a right of first negotiation for an exclusive, royalty-bearing license, with the right to grant sublicenses without consent, to any Improvements by UHN non-PI(s) (including any associated Know-how) for the Licensed Field in the Territory. UHN will provide MBI with written notice of each Improvement by UHN non-PI(s) promptly after UHN files a Patent application for such Improvement by UHN non-PI(s), which notice shall be accompanied by sufficient data and other information to enable MBI to evaluate such Improvement by UHN non-PI(s). MBI will have six (6) months after receiving written notice from UHN to provide written notice to UHN of its intent to license said improvement (in this subsection, a “Notice of Intent”). If UHN does not receive a Notice of Intent under this Subsection 2.3(b) within six (6) months, MBI’s right of first refusal will lapse and UHN will be free to dispose of the Improvement by UHN non-PI(s) as it sees fit. After the Notice of Intent has been received further to this Subsection 2.3(b), both Parties shall diligently and in good faith negotiate the addition of such Improvement by UHN non-PI(s) to the Licensed Technology under this Agreement or the licensing thereof under a separate license agreement. Any such separate license shall be on terms and conditions that are consistent with other such licenses within the industry and satisfactory to UHN. If the Parties have not agreed on the license agreement within nine (9) months of receipt of the Notice of Intent further to this Subsection 2.3(b), UHN will be free to dispose of the Improvement by UHN non-PI(s) as it sees fit.

(ii)	Each right of first negotiation and each license granted to MBI by UHN in and to any Improvements by UHN non-PI(s) under this Subsection 2.3(b) will be subject to Third Party Intellectual Property Rights. For each Independent Invention for which MBI has a right of first negotiation, UHN and MBI shall cooperate and work together, prior to any Third Party being granted any interest in the Intellectual Property Rights in such Improvements by UHN non-PI(s), to review the merits of any claims made by any Third Parties to the Intellectual Property Rights in such Improvements by UHN non-PI(s). For each Improvement by UHN non-PI(s) for which MBI has delivered a Notice of Intent, and for which no Third Party claim is substantiated, UHN and MBI shall in good faith negotiate a license to MBI for the Intellectual Property Rights in the Improvements by UHN non-PI(s). UHN shall keep MBI apprised of any facts that may arise from time to time where a Third Party may have or make a claim to Intellectual Property Rights in any Improvements by UHN non-PI(s). If a Third Party makes an unsubstantiated claim to Intellectual Property Rights in an Improvement by UHN non-PI(s), UHN and MBI shall cooperate on the appropriate course of action to defend against any such claim or challenge, restrain or enjoin any Intellectual Property Rights asserted by the Third Party in UHN’s discretion, acting reasonably, and in good faith in order to protect MBI’s interests in such Intellectual Property Rights. UHN shall take the lead in discussions with any Third Parties relating to any such claims; provided that, in the unlikely event of litigation, MBI shall have the right to control any such litigation, including the right to settle any dispute in any manner it deems expedient, and UHN shall reasonably assist MBI in connection therewith.

2.4 Improvements by MBI. UHN is granted a perpetual royalty free license to any Improvements by MBI in the Territory solely for research, scholarly publication, educational or other non-commercial use, subject to the Confidential Information provisions of this Agreement.

2.5 Sublicenses. MBI shall have right to grant sublicenses or cross-licenses to any Person, without the consent of, but with notice to, UHN. MBI shall ensure that any such sublicense or cross-license places obligations on the sublicensee or cross-licensee that are consistent with the terms and conditions of this Agreement.

2.6 Commercialization.

(a)	In the event that the Research Program demonstrates that the Licensed Technology:

(i)	has the requisite accuracy, sensitivity and specificity; and

(ii)	may be implemented in a clinical setting to assist in the clinical management of early-stage non-small-cell lung cancer,

both being reasonably required for commercialization of a Licensed Product, MBI shall, at its sole cost, expense and discretion, utilize commercially reasonable efforts and sound and reasonable business practice and judgment in developing and promoting, marketing, selling and otherwise commercializing one or more Licensed Products in the Territory, including in determining the countries in the Territory in which it desires to sell the Licensed Product and in obtaining the appropriate regulatory approvals therefor, to meet or cause to be met the market demand for the Licensed Product.

(b)	MBI agrees that it will utilize sound and reasonable business practice and judgment in determining the countries in the Territory in which it desires to sell the Licensed Product. MBI or its marketing partner or sublicensees, as the case may be, shall not be in breach of its obligations under this Section 2.6 during any particular period during the Term where it determines utilizing sound and reasonable business practice and judgment that a decision of a relevant governmental authority in a country relating to the price or reimbursement for a Licensed Product renders the commercial sale of the Licensed Product commercially unviable in the country during such period.

(c)	Prior to a first commercial sale of Licensed Product, and within thirty (30) days of a Contract Year anniversary, MBI shall provide UHN with annual reports summarizing its commercialization activities in respect of Licensed Technology.

2.7 FDA Clearance for Diagnostic Service. MBI shall use commercially reasonable efforts, commencing prior to, on or about the time of commercialization in the United States of a commercial assay incorporating the Licensed Technology as a diagnostic service, to apply for and receive clearance from the FDA for performing such diagnostic service.

2.8 Transfer of Information. Upon request by MBI during the Term, UHN shall promptly deliver to MBI copies of the Licensed Technology, including UHN’s Know-how therein, in written or other tangible form, together with reasonable assistance in connection therewith.

ARTICLE 3 - CONSIDERATION

3.1 Initial License Fee. MBI shall pay to UHN an up-front license fee of $[*] upon on execution of this Agreement.

3.2 Research Program Success Fees. Subject to Section 9.6 of the Sponsored Research Agreement, MBI shall pay to UHN the following research and development success fees upon Successful Completion of the applicable Phase of the Research Program and receipt by MBI of the required report as set out in the Sponsored Research Agreement:

(a)	$[*] upon Successful Completion of Phase 1 of the Research Program;

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	$[*] upon Successful Completion of Phase 2 of the Research Program; and

(c)	$[*] upon Successful Completion of Phase 3 of the Research Program,

provided that, in the event that there is a delay in completing a particular Phase of the Research Program caused by no fault of UHN and the time period for completion by UHN of the relevant Phase of the Research Program for Successful Completion thereof has expired, then MBI shall pay to UHN fifty percent (50%) of the amount owing as if UHN had completed “Successful Completion” thereof, and then upon completion of Successful Completion thereof MBI shall pay the remaining fifty percent (50%) in full satisfaction of the relevant success fee.

“Successful Completion” and “Phase” shall have the meanings set out in the Sponsored Research Agreement. For greater certainty, in the event that MBI does not suspend or terminate the Sponsored Research Agreement or the Additional Sponsored Research Agreement, as contemplated in each of those agreements, then UHN shall be eligible for Research Program success fees under both this Agreement and the Additional Exclusive License Agreement.

3.3 Milestone Payments. In consideration of the license granted hereunder, MBI shall pay to UHN the following milestone payments:

(a)	$[*] upon the first commercial sale in the United States of a Licensed Product under CLIA;

(b)	$[*] upon a first submission to the FDA for regulatory approval in the United States for a Licensed Product;

(c)	$[*] upon a first regulatory approval by the FDA for a Licensed Product;

(d)	$[*] upon the first commercial sale of the first FDA-approved Licensed Product; and

(e)	$[*] in the event that the average commercial sale “price” of said Licensed Product, under CLIA and/or as an FDA-approved Licensed Product, for the first [*] product sales or service transactions, as the case may be, exceeds $[*];

provided that if MBI does not receive clearance from the FDA for a commercial assay incorporating the Licensed Technology as a diagnostic service within six (6) years after the Amendment Date, then the milestone payments set out under Subsections 3.3(b), 3.3(c) and 3.3(d) shall be replaced by the following four (4) milestone payments:

(f)	$[*] at the end of such sixth (6th) year;

(g)	$[*] on the first anniversary of the end of such sixth (6th) year;

(h)	$[*] on the second anniversary of the end of such sixth (6th) year; and

(i)	$[*] on the third anniversary of the end of such sixth (6th) year;

provided that any milestone payments previously paid by MBI to UHN under Subsections 3.3(a) through 3.3(d) shall be credited against any payments owed under Subsection 3.3(f) through 3.3(i).

3.4 Basic Royalty. In consideration of the license granted hereunder, MBI shall pay to UHN, without duplication, in respect of each Licensed Product:

(a)	in each country in the Territory where the Licensed Product sold is covered by one or more Valid Claims within the Licensed Patents, either in the country of manufacture or in the country of sale, a royalty of [*]% of Net Revenues of such Licensed Product received by MBI and its Affiliates; and

(b)	in each country in the Territory where there is no Valid Patent Claim either in the country of manufacture or in the country of sale, but Licensed Technology is necessary to make, have made, use, sell, offer for sale or import the Licensed Product, either in the country of manufacture or in the country of sale, a royalty of [*]% of Net Revenues received by MBI and its Affiliates;

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

in each of Subsections 3.4(a) and 3.4(b), until the later of either:

(c)	the date of expiration of the last Valid Patent Claim within the Licensed Patents covering the Licensed Product in the country of manufacture or sale, as applicable; or

(d)	the expiration of 15 years after the first commercial sale of such Licensed Product in the country of sale.

After the first commercial sale of a Licensed Product incorporating a Valid Patent Claim under the Licensed Technology in any jurisdiction in the Territory, the royalties under this Section 3.4 shall be subject to a cumulative minimum payment of $[*] in each Quarter Yearly Period during the Term. For purposes of clarification, no multiple royalties shall be due or payable under this Section 3.4 because the sale or manufacture of any Licensed Product is or shall be covered by more than one Valid Patent Claim within the Licensed Patents in the country of manufacture and/or the country of sale.

3.5 Sublicensing Royalty. In consideration of the license granted hereunder, MBI shall pay to Licensor, without duplication, in respect of any Licensed Products a royalty of [*]% of Sublicensing Revenue collected or received by MBI until the later of either:

(a)	the date of expiration of the last Valid Patent Claim within the Licensed Patents covering the Licensed Product in the country of manufacture or sale, as applicable; or

(b)	the expiration of 15 years after first commercial sale of such Licensed Product in the country of sale.

For purposes of clarification, no multiple royalties shall be due or payable under this Section 3.5 because the sale or manufacture of any Licensed Product is or shall be covered by more than one Valid Patent Claim within the Licensed Patents in the country of manufacture and/or the country of sale.

3.6 Payments.

(a)	Payment of the royalty described in Sections 3.4 and 3.5 above shall be made by MBI within sixty (60) days after the end of each Quarter Yearly Period. Each milestone and royalty payment to be made by MBI hereunder shall be made in cash, by certified cheque payable to the order of “University Health Network” or by bank transfer to the co-ordinates given by UHN to MBI.

(b)	All amounts payable to UHN under this Agreement shall be payable in Canadian Dollars. Calendar quarterly sales amounts shall be translated from other currencies to Canadian Dollars by using an average rate of exchange computed using the rate of exchange quoted under foreign exchange in the Wall Street Journal as of the end of the current quarter plus the rate of exchange as of the end of the immediately preceding quarter and dividing by 2.

3.7 Interest. All monies payable to UHN by MBI hereunder and not paid when due bear interest at the then prime rate of interest quoted by the Bank of Canada plus two (2) percentage points per annum until the date paid to UHN. UHN will be entitled to that interest in addition to any other rights or remedies available to it in respect to default in payment by MBI.

3.8 Withholdings. In the event that MBI is required by any law to withhold and/or make payments to tax authorities in respect of any payments payable by MBI to UHN under this Agreement, the liability of MBI under this Agreement shall be to that extent satisfied, and such amounts shall be deemed to have been paid to UHN on their due dates, provided that MBI shall furnish to UHN acceptable evidence of such payments.

3.9 Royalty Report. MBI shall prepare a report (the “Royalty Report”), setting out the Gross Revenues, the number of Products manufactured and services rendered, an itemized statement of all costs and disbursements and the Net Revenues, if any, for the relevant period. For so long as the Gross Revenues of MBI is less than $[*] in any consecutive 12 month period, MBI shall prepare one Royalty Report for every 12 month period. If no payments are due for any reporting period, then the Royalty Report shall so state. Once the Gross Revenues of MBI are at least $[*] in any consecutive 12 month period, MBI shall prepare a Royalty Report for each Quarter Yearly Period. Royalty Reports are due within thirty (30) days after the end of the reporting period being reported.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.10 Complete Records. MBI shall keep true and accurate records and books of account containing all data reasonably required for the computing of an verification of all payments owed by MBI to UHN hereunder, including records for Gross Revenues, the number of Licensed Products manufactured and services rendered, costs/disbursements, Net Revenues in accordance with generally accepted accounting principles. Such records shall be maintained by MBI for at least six (6) years from the date of the payment to which such records are relevant.

3.11 Inspection of Records. The records specified in this Agreement shall be available for inspection to UHN or its duly appointed auditor for the sole purpose of verifying payments owed under this Agreement, during normal business hours at the principal place of business of MBI, upon reasonable notice to MBI. The costs of any such inspection shall be borne by UHN unless the report of an auditor shows that the Royalty Report was understated by more than five percent (5%), in which case the costs of the examination shall be paid by MBI.

3.12 Discrepancy in Records. In the event the said inspection conducted under Section 3.11 herein reveals:

(a)	any underpayment of royalties due to UHN, MBI will promptly pay UHN the full amount of that underpayment together with interest thereon at the rate of interest referred to in Section 3.7 herein; and

(b)	any overpayment of royalties paid to UHN, UHN will promptly refund to MBI or credit MBI’s account, at MBI’s discretion, the full amount of that overpayment together with interest thereon at the rate of interest referred to in Section 3.7 herein.

ARTICLE 4 - WARRANTIES AND COVENANTS

4.1 UHN Warranties. UHN represents and warrants to MBI that:

(a)	UHN is duly incorporated and organized and validly existing under the laws of the Province of Ontario and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement; and

(b)	UHN has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder.

4.2 MBI Warranties. MBI represents and warrants to UHN that:

(a)	MBI is duly incorporated and organized and validly existing under the laws of the Province of British Columbia and has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b)	MBI has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c)	the execution and delivery of this Agreement by MBI and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of MBI under:

(i)	any agreement to which MBI is a party or bound by,

(ii)	any of the terms and provisions of the notice of articles or articles, or resolutions of the board of directors (or any committee thereof), of MBI,

(iii)	any judgement, decree, order or award of any court, governmental body or arbitrator having jurisdiction over MBI,

(iv)	any license, permit, approval, consent or authorization held by MBI, or

(v)	any applicable law, statute, ordinance, regulation or rule.

4.3 Limited Warranties. Except as otherwise expressly set out in this Agreement:

(a)	UHN expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability, safety or fitness for any particular purpose of the Licensed Technology;

(b)	UHN does not warrant or represent that issued patents, or pending patent applications will issue, or when issued will be valid, or that the practice of any technical information or Know-how disclosed to MBI pursuant to this Agreement does not constitute infringement of rights of persons not parties hereto. Notwithstanding the foregoing, UHN warrants that it has not knowingly granted rights essentially similar to this License to persons not parties hereto;

(c)	UHN shall not be liable to MBI for any damage, including any direct, indirect, special or consequential damage suffered by MBI resulting from the use of the Licensed Technology licensed herein. Further, UHN makes no representation that the Licensed Technology licensed herein is free from defect or liability of Intellectual Property infringement; and

(d)	UHN’s entire liability to MBI for damages or alleged damages hereunder, whether in contract, tort or any other legal theory, is limited to, and will not exceed an amount equal to the aggregate amount then paid by MBI to UHN under this Agreement and the Sponsored Research Agreement.

4.4 MBI Covenants. MBI covenants and agrees for the benefit of UHN that it shall:

(a)	exercise the License granted herein in accordance with all applicable laws, statutes, ordinances, regulations, guidelines and rules, including, all applicable statutes and regulations and applicable guidelines set forth by the Canadian Institutes of Health Research (CIHR), National Institutes of Health (NIH) or other governmental agencies where applicable;

(b)	in respect of Clinical Data, comply with all applicable laws, regulations and governmental guidelines in respect of the protection of personal and/or patient-related information and data;

(c)	ensure that all employees, consultants, sublicensees, and any other persons having access to the subject matter of this Agreement are aware of any and all obligations under this Agreement, including any and all confidentiality obligations, and have agreed to be legally bound by terms substantially similar thereto;

(d)	cause to be applied to Licensed Products where appropriate any markings required by applicable government statutes and laws to maintain continued validity and enforcement of Intellectual Property Rights and will confirm to UHN that such markings are required and if so, will confirm that same are being adhered to;

(e)	include terms and conditions in any agreement with its customers in connection with the Products and/or Services relating to the Licensed Technology limitations of representations, warranties and conditions, limits of liability and indemnities from its customers and users which extend the benefit of such provisions to UHN; and

(f)	immediately notify UHN of the development of any Improvements by MBI to the Licensed Technology in order for UHN to use the Improvements by MBI as permitted in Section 2.4 hereof.

ARTICLE 5 - MANAGEMENT OF INTELLECTUAL PROPERTY RIGHTS

5.1 Patent Prosecution.

(a)	Notwithstanding that UHN shall remain the owner of the Licensed Patents, as of the Effective Date, MBI shall assume responsibility for the preparation, filing, prosecution and maintenance of any Patents for the Licensed Technology, including, without limitation, the Licensed Patents, at its cost and expense, using patent counsel reasonably acceptable to UHN, and UHN shall arrange for the prompt transfer of such Patent files to MBI, as may the case may be.

(b)	UHN shall own and have responsibility for the preparation, filing, prosecution and maintenance of any Patents for the Improvements by UHN, unless and until licensed to MBI under Section 2.3.

(c)	MBI shall own and have responsibility for the preparation, filing, prosecution and maintenance of any Patents for the Improvements by MBI.

(d)	At any time during the Term, MBI, in MBI’s sole discretion, may determine that any particular Patent within the Licensed Patents in any particular country in the Territory should not be prosecuted or maintained for legal or commercial reasons and, in such event, shall so notify UHN. UHN, at UHN’s cost and expense and in UHN’s sole discretion, may continue prosecution and/or maintenance of any particular Patent identified in such notice.

(e)	UHN shall also have the right to identify any process, use or products relating to the Licensed Technology arising out of the Research Program, and/or any jurisdiction in which, in the opinion of UHN, a patent is necessary, and MBI shall, upon receipt of such request from UHN, take all reasonable steps to cooperate with UHN in the applications and filing of patents, provided that UHN pays all costs of applying for, registering, and maintaining any such patents in any jurisdiction in which UHN determines that a patent is required.

5.2 Cooperation and Notice.

(a)	Each Party shall cooperate with the other Party fully in the preparation, filing, prosecution and maintenance of any applications and registrations for Intellectual Property Rights under Article 5 hereof, including executing all papers and instruments required in order to enable either Party to apply for, to prosecute and to maintain applications and registrations in any country.

(b)	Each Party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such applications or registrations, and shall at all times keep the other fully and promptly informed of all developments in the preparation, filing, prosecution and maintenance of any such applications or registrations.

(c)	Each Party shall have the right to comment on all patent applications to be filed by the other Party within the timeframes of the patent filing process and deadlines. The Parties will endeavour to account for the comments of the other Party where practicable and reasonable to modify such applications.

5.3 Infringement. If any infringement or threatened infringement of the Intellectual Property Rights under this Agreement is perceived by UHN or MBI, the said Party will immediately notify the other Party giving particulars thereof. The Parties shall co-operate fully in the enforcement of any Intellectual Property Rights. MBI shall have carriage and ultimate authority over the commencement, conduct and settlement of any infringement action against any alleged Third Party. MBI shall be responsible for all reasonable costs, including legal fees, disbursements and awards by the Court against UHN or MBI pertaining to the enforcement of any Intellectual Property Rights. Any monies awarded to UHN as result of any action or settlement shall first go to reimburse MBI for the costs. Any remainder monies shall be divided equally between UHN and MBI.

5.4 Third Party Claims of Infringement.

In the event that any Third Party brings a claim against MBI or UHN or any of their respective Affiliates that the manufacture, use, sale, distribution, marketing or importation of a Licensed Product infringes rights in Intellectual Property owned or otherwise controlled by such Third Party (an “Infringement Suit”), the following shall apply:

(a)	the Party receiving a claim, or learns of the threat of such a claim, shall give the other Party prompt written notice detailing as many facts as possible concerning the claim;

(b)	MBI, in its sole discretion, shall have the first right, but not an obligation, to defend against the Infringement Suit;

(c)	if MBI does not take steps to defend against the Infringement Suit within 90 days after the date that notice thereof was received from or delivered to UHN, UHN may take such legally permissible action as it deems necessary or appropriate to defend against the Infringement Suit, but shall not be obligated to do so;

(d)	the Party defending against the Infringement Suit (in this section, the “Litigating Party”) shall have the right to control such litigation and shall bear all legal expenses (including court costs and legal fees), but it shall have no right to settle any dispute in any manner which would abridge the rights of the other Party under this Agreement. By way of example and not by way of limitation, neither Party may stipulate or admit to the invalidity or unenforceability of any Intellectual Property Rights relating to the Licensed Technology. Before any action is taken by either Party which could abridge the rights of the other Party hereunder, the parties agree to, in good faith, consult with each other with a goal of adopting a mutually satisfactory position;

(e)	the Litigating Party shall keep the other Party fully informed of the actions and positions taken or proposed to be taken by the Litigating Party and the actions and positions taken by all other parties to such litigation; and

(f)	in the event that MBI defends against the Infringement Suit, UHN may elect to participate formally in the Infringement Suit to the extent that the court may permit, provided that any additional expenses generated by UHN’s formal participation shall be paid by UHN.

5.5 Infringement by Third Parties.

In the event that either Party reasonably believes that a Third Party is or may be infringing, encroaching or violating any of the Licensed Patents, then such Party shall promptly notify the other Party in writing of such infringement, encroachment or violation, and the following shall apply:

(a)	in the event of any infringement, encroachment or violation of any of the Licensed Patents in the Territory:

(i)	MBI, in its sole discretion, shall have the first right, but not an obligation, to take or not take whatever action it believes appropriate, and

(ii)	if MBI does not commence action directed toward restraining or enjoining such infringement within 90 days after the date that notice thereof was received from or delivered to UHN, UHN may take such legally permissible action as it deems necessary or appropriate to enforce such Licensed Patents and restrain such infringement;

(b)	the Party taking action against an alleged infringer shall have the right to control such action and shall bear all legal expenses (including court costs and legal fees), but it shall have no right to settle any dispute in any manner which would abridge the reserved rights of the other Party under this Agreement. By way of example and not by way of limitation, neither party may stipulate or admit to the invalidity or unenforceability of any Intellectual Property Rights relating to the Licensed Technology. Before any action is taken by either Party which could abridge the rights of the other Party hereunder, the Parties agree to consult, in good faith, with a goal of adopting a mutually satisfactory position; and

(c)	the Party taking action shall keep the other Party fully informed of the actions and positions taken or proposed to be taken by it and the actions and positions taken by all other parties to such litigation.

5.6 No Challenges. Neither Party shall challenge the validity of any of the other Party’s Intellectual Property Rights under this Agreement.

ARTICLE 6 - CONFIDENTIAL INFORMATION

6.1 Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees that it shall take all proper measures, and at least the same measures as it takes in respect of its own Confidential Information, to keep and use in strict confidence all Confidential Information of the other Party and to not, without the prior written consent of the other Party, disclose any such Confidential Information to any Person other than its Affiliates, corporate counsel, employees, sub-licensees, distributors and contractors who are under an obligation of confidentiality on terms substantially similar to those set out in this Agreement, who have been informed of the confidential nature of the Confidential Information and as is reasonably required for the development and commercialization of the Licensed Technology under this Agreement. Neither Party will use or disclose to any other Person any of the Confidential Information except as expressly permitted hereunder.

6.2 Disclosure to Advisors. Notwithstanding the confidentiality obligations herein, each Party shall be permitted to disclose the terms of this Agreement and information relating to the Licensed Technology, without the prior written consent of the other Party, to advisors, shareholders, investors, potential investors, underwriters and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

6.3 Ownership of Confidential Information. All Confidential Information disclosed by one party to the other shall remain the Intellectual Property of the disclosing party.

6.4 Publicity; Use of Names.

(a)	Neither Party shall (i) use the name, trade-mark or trade-name of the other Party in connection with any public statements or disclosures, or the marketing or advertising of any Licensed Products, or (ii) issue any press release, public announcement or any disclosure in respect of this Agreement and the Sponsored Research Agreement and any matter associated therewith, without the prior consent of the other Party, not to be unreasonably withheld. At the request of UHN or MBI respectively, MBI or UHN shall acknowledge the contribution and ownership of UHN and/or MBI to the Licensed Technology, Improvements by UHN PI(s), Improvements by UHN non-PI(s) or Improvements by MBI, as the case may be.

(b)	Notwithstanding the foregoing, each Party shall have a right to issue press releases, public announcements or publications, without consent of (but with notice to) the other Party to the extent that information in any such press release, public announcement or publication has been previously made public or released or to the extent as may be legally required by, for example, the rules and regulations of the Canadian provincial securities regulators or similar federal, provincial, state or foreign authorities, as determined in good faith by the disclosing Party.

6.5 Publication. Neither Party shall publish or provide public disclosure of any invention related to the Licensed Technology that is not the subject of a filed patent application without at least thirty (30) days prior written notice of such planned publication or disclosure sent to the other Party. In the event any such dissemination is determined by the other Party to be detrimental to its Intellectual Property position, the disseminating Party shall delay such publication for a period sufficient, but in no event greater than an additional sixty (60) days, to allow the other Party to take the steps necessary to protect such Intellectual Property, including the filing of any Patent applications and/or deletion of the other party’s Confidential Information.

6.6 Duration of Obligation. Unless otherwise agreed by the Parties in writing, the obligations of the Parties relating to Confidential Information set out in this Article 6 shall survive the expiration or termination of this Agreement for a period of seven (7) years.

ARTICLE 7 - TERMINATION

7.1 Term. Except as otherwise specifically provided for herein or mutually agreed to by the Parties, this Agreement and all the rights and obligations hereunder shall remain in full force and effect until the expiration of the last Valid Patent Claim under the last Licensed Patent (the “Term”). Upon expiration of the Term, MBI shall have a fully paid, royalty-free right to make, have made, use, have used, sell, have sold, offer for sale and import Licensed Products without further obligation to UHN.

7.2 Events of Termination. This Agreement shall terminate:

(a)	at least one (1) day prior to the occurrence of any of the following events:

(i)	MBI files a voluntary petition in bankruptcy or insolvency or shall petition for reorganization under any bankruptcy law, or makes a general assignment for the benefit of creditors, or otherwise acknowledges insolvency or is adjudged bankrupt,

(ii)	MBI shall consent to an involuntary petition in bankruptcy or if a receiving order is given against it under the Bankruptcy and Insolvency Act (or such other equivalent Act in the respective jurisdiction), or

(iii)	the appointment of a receiver or other similar representative for MBI by a court of competent jurisdiction;

(b)	at the discretion of UHN, UHN can immediately effect termination of this Agreement upon written notice to MBI, if MBI materially breaches any of its obligations under this Agreement including, without limitation, payment of royalties as required under Section 3.1 and failure to commercialize as required under Section 2.6, and fails to, refuses to, or cannot remedy the breach within thirty (30) days after being given written notice thereof by UHN in accordance with Section 11.1 hereof;

(c)	at the discretion of MBI, MBI may terminate this Agreement for convenience on thirty (30) days prior written notice to UHN;

(d)	at any time by mutual consent of the Parties in writing;

(e)	in the event of termination of the License under Subsection 7.5(c); or

(f)	upon expiration of the Term as defined in Section 7.1.

7.3 Obligations on Insolvency. In the event that this Agreement is terminated for insolvency as described in Subsection 7.2(a), the License and any sublicenses or cross-licenses granted in accordance with this Agreement will be automatically terminated, and all rights of use of the Licensed Technology and Intellectual Property granted by UHN to MBI, or granted by MBI by way of sublicenses to sublicensees or cross-licenses to cross-licensees, shall revert to UHN.

7.4 Effect of Termination. In the event of early termination of this Agreement:

(a)	MBI shall cease and desist any use of the subject matter licensed under this Agreement and within thirty (30) days upon the request of UHN and in its sole discretion, destroy or return to UHN all of UHN’s property, including all Licensed Technology and Confidential Information belonging to UHN (including Clinical Data), and cease to make, use, sell, or reproduce any or otherwise benefit from the Licensed Technology or UHN improvements;

(b)	MBI shall within thirty (30) days after the date of termination, pay to UHN all outstanding payments pursuant to Article 3 hereunder;

(c)	all sublicenses or cross-licenses granted by MBI shall terminate;

(d)	each Party shall take all necessary steps in a prudent business manner to effect the orderly termination of this Agreement; and

(e)	MBI, and any sublicensees or cross-licensees, may continue to sell any existing stock of any Licensed Products manufactured or services offered under License and pay to UHN royalties according to Article 3 herein.

7.5 Effect of Termination of Sponsored Research Agreement.

(a)	Subject to termination of the License under Subsection 7.5(c), in the event of the termination of the Sponsored Research Agreement:

(i)	by MBI for any reason after the payment by MBI to UHN of the “R&D Success Fee #1” (as described in the Sponsored Research Agreement), whether or not due and payable; or

(ii)	by MBI at any time for UHN’s failure to successfully complete Phase I, II or III of the Research Program; or

(iii)	by MBI at any time due to a material breach of the Sponsored Research Agreement by UHN that remains uncured by UHN thirty (30) days after the delivery of notice of such breach provided by MBI to UHN; or

(iv)	by UHN at any time for any reason not described in Subsection 7.5(b) or (c) below,

then all licenses granted under this Agreement, and sublicenses or cross-licenses granted thereupon by MBI, shall survive.

(b)	In the event of the termination of the Sponsored Research Agreement by UHN:

(i)	prior to the completion of Phase I of the Research Program due to a material breach of the Sponsored Research Agreement by MBI that remains uncured by MBI thirty (30) days after the delivery of notice of such breach provided by UHN to MBI; or

(ii)	after the successful completion of Phase I of the Research Program due to MBI’s material breach of the Sponsored Research Agreement for failure to pay to UHN any payment owed to UHN by MBI under the Sponsored Research Agreement, if due and payable, where such breach remains uncured by MBI ninety (90) days after the delivery of notice of such breach provided by UHN to MBI, then all licenses granted under this Agreement, and sublicenses or cross-licenses granted thereupon by MBI, shall terminate.

(c)	If, pursuant to Section 9.6 of the Sponsored Research Agreement, MBI suspends the work under the Sponsored Research Agreement or terminates the Sponsored Research Agreement, and:

(i)	the work remains suspended for a period of four (4) years after the date of suspension thereof or four (4) years have elapsed after the date of the termination of the Sponsored Research Agreement, as the case may be; or

(ii)	MBI breaches its obligations under Subsection 5.1(a), and materially impairs the scope of patent coverage of the Licensed Patents under the Licensed Technology for the uses contemplated under this Agreement and fails to cure such breach;

then all licenses granted under this Agreement, and sublicenses or cross-licenses granted thereupon by MBI, shall terminate.

7.6 Survival. The Parties agree the provisions of Article 1, Article 4, Article 6, Article 7, Article 8, Article 9, Article 10, Article 11 and Article 12 in their entirety and Sections 3.2 through 3.12, and 5.6 shall remain in force and effect after the expiration or earlier termination of this Agreement, until such time as the Parties mutually agree to the release of the obligations contained therein.

ARTICLE 8 - INDEMNIFICATION

8.1 Indemnification. MBI for and in consideration of and as a condition to the granting of the License, agrees to indemnify, save harmless, and defend UHN and its directors, officers, researchers, inventors, employees, students and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses (including reasonable legal expenses), resulting from and arising out of the exercise by MBI of its rights under this Agreement including, but not limited to, claims arising from:

(a)	any product liability;

(b)	Intellectual Property infringement or alleged infringement claims;

(c)	any damages, losses, or liabilities, whatsoever with respect to death or injury to any person and damage to any property therefrom;

(d)	the manufacture, design, distribution, offer for sale, of Licensed Products;

(e)	materials, processes, information or Licensed Technology produced in the course of or used in the results of any subject matter arising under this Agreement;

except to the extent caused by the negligence or wilful misconduct of UHN or any of the indemnified parties.

ARTICLE 9 - INSURANCE

9.1 MBI Insurance. No later than thirty (30) days prior to the first use of any Licensed Product in the clinical management of human disease, MBI, at MBI’s expense, shall obtain and maintain appropriate general liability and product liability insurance for diagnostic and prognostic products (the “MBI Insurance”) at an overall level, incident level, and deductible amount as are standard in the industry at such time naming both MBI and UHN as co-insured. MBI shall provide to UHN a Certificate of Insurance evidencing compliance with this provision within thirty (30) days prior to such first use and, in no event, shall MBI use any Licensed Product in humans prior to the delivery to UHN of the Certificate of Insurance. MBI shall, at its own expense, obtain and maintain, from the date required by this section until the end of the Term and for a period of six (6) years thereafter, MBI Insurance.

9.2 Sublicensees Insurance. MBI shall ensure that all approved sublicensees or cross-licensees, at the sublicensees’, cross-licensees’ or MBI’s expense, obtain and maintain appropriate liability insurance at a level commensurate with MBI Insurance, naming both MBI and UHN as co-insured. MBI shall provide to UHN a Certificate of Insurance evidencing compliance with this provision, within thirty (30) days prior to the first use of the Licensed Product in humans under any sublicense or cross-license agreement. MBI shall ensure that in no event, shall the sublicensee or cross-licensee use the Licensed Product in humans under this or any sublicense or cross-license agreement prior to the delivery to UHN of the Certificate of Insurance. MBI shall ensure that sublicensees or cross-licensees, as the case may be and at no expense to UHN, obtain and maintain, from the date required in by this section until the end of the Term and for a period of six (6) years thereafter, a policy of appropriate liability insurance at a level commensurate with MBI Insurance.

9.3 Qualified Insurance. All insurance policies required in accordance with this Article 9 shall be obtained from a qualified insurance company licensed to do business in the jurisdictions governed by this Agreement.

9.4 Notice. All insurance policies required in accordance with this Article 9 shall provide for fifteen (15) business days written notice by the insurer to MBI and UHN by registered or certified mail in the event of any modification, cancellation or termination of such insurance policy.

9.5 Copy of Policy. MBI shall, on written request, provide UHN with a copy of the insurance policy in force at the time of the request and this provision shall survive the termination or expiration of this Agreement.

9.6 Incomplete Insurance. In the event MBI is unable to obtain the insurance coverage required by this Article, or if any portion of MBI Insurance or other required coverage is cancelled and not immediately replaced, MBI shall promptly inform UHN and UHN may at its sole option maintain such insurance as it reasonably considers necessary, at the expense of MBI. If UHN is unable or unwilling to secure such insurance as it reasonably considers necessary and MBI continues to use the Licensed Technology in humans, then UHN shall be free to terminate this Agreement in accordance with Section 7.2(b) hereof.

ARTICLE 10 - DISPUTE RESOLUTION

10.1 Dispute Resolution. In the event of any dispute, controversy or claim among the Parties arising out of or in connection with this Agreement, or the breach thereof, or in respect of any defined legal relationship associated therewith or derived therefrom, the Parties agree to resolve the dispute in accordance with the following procedures outlined in this Article 10, subject to Subsection 10.5(d).

10.2 Good Faith Negotiations. A Party may notify the other Party in writing that a dispute has arisen. The Parties will, in the first instance, attempt to resolve the dispute, controversy, claim or allegation of breach by entering into good faith negotiations. The Parties shall meet to attempt, in good faith, to resolve the dispute by negotiation, either directly or through the assistance of such advisors as they may engage. If, within seven (7) days, the Parties do not reach agreement on the resolution of the dispute, the Parties agree to proceed to mediation as set out in Section 10.3 below.

10.3 Mediation. Subject to Section 10.2, the Parties shall mediate their dispute before a mediator who is a member of Ontario’s Mandatory Mediation Program Roster of mediators having appropriate experience in the biopharmaceutical industry. If the Parties fail to agree on a mediator within fourteen (14) days after the decision to proceed to mediation, either Party may apply to a court of competent jurisdiction to appoint an qualified mediator having appropriate experience in the biopharmaceutical industry. Mediation shall be carried out by the mediator within twenty-one (21) days of the mediator’s appointment.

10.4 Arbitration.

(a)	Subject to Sections 10.2 and 10.3, if the Parties fail to resolve their dispute within seven (7) days of the start of the mediation, the Parties will appoint an arbitrator having appropriate experience in the biopharmaceutical industry who will conduct an arbitration of the dispute. If the Parties cannot agree on a mutually acceptable arbitrator within seven (7) days of the decision to proceed to arbitration, either Party may apply to a court of competent jurisdiction to appoint an qualified arbitrator having appropriate experience in the biopharmaceutical industry. The arbitration shall be conducted in accordance with the Arbitration Act, 1991 (Ontario) and the arbitrator shall also be empowered to hear injunctive proceedings in accordance therewith.

(b)	Notwithstanding Section 10.5 below, the arbitrator may include in its award an order as to the payment of the costs of the proceedings and reasonable counsel fees. Any Party ordered to pay costs may avail itself of any procedure for the taxing of costs, provided, however, that the Parties specifically agreed that the officer taxing such costs need not be bound by any statutory scale of costs.

(c)	The arbitrator will make its decision in writing within fifteen (15) days of the hearing and, unless the Parties otherwise agree, the arbitrator’s reasons will be set out in the award. The award shall be final and binding on the Parties and shall not be subject to any appeal although either Party may request clarification of the award and the arbitrator’s reasons.

(d)	The Parties consent to the award of the arbitrator being entered in any court having jurisdiction for the purposes of enforcement. In addition, if it appears to any Party that the arbitrator lacks the power to give effective interim relief, such Party may apply to any appropriate court for such relief.

(e)	All matters in dispute, all claims, submissions, evidence and findings, and the award itself shall be kept confidential by the arbitrator, and no information regarding any of the foregoing will be released to any Third Party or otherwise made public without the written consent of the Parties, except as otherwise contemplated herein and except for such information which is not Confidential Information.

(f)	The Parties may with mutual consent, expand or abridge the time periods provided for in this Article 10.

10.5 General.

(a)	The expenses of the mediation or arbitration shall be borne equally by the Parties. Notwithstanding the foregoing, the mediator or arbitrator may include in his or her award an order as to the payment of the costs of the proceedings and reasonable counsel or other advisor fees. Any Party ordered to pay costs may avail itself of any procedure for the taxing of costs; provided, however, that the Parties specifically agree that the officer taxing such costs need not be bound by any statutory scale of costs.

(b)	All meetings and hearings will be in private unless the Parties otherwise agree.

(c)	Any Party may be represented at any meetings or hearings by legal counsel or any other advisor.

(d)	Notwithstanding this Article 10:

(i)	disputes relating to termination under Section 7.2, and/or disputes for inadequate insurance under Article 9 shall not be subject to Article 10;

(ii)	either Party shall be free to submit any dispute relating to Intellectual Property, including under Paragraph 7.5(c)(ii), to any court having jurisdiction over the Parties and the subject matter of the dispute and to seek such relief and remedies as are available in that court; and

(iii)	for disputes relating to the compliance by MBI (or its marketing partner or sublicensee, as the case may be) with the commercialization requirements under Section 2.6, the evaluation process set out in Schedule B shall apply.

ARTICLE 11 - NOTICE

11.1 Notice. All Notices which are required or permitted to be given hereunder including judicial payment notices must be in writing. All such Notices must be sent as follows:

To UHN:

University Health Network

101 College Street – Suite 150

Heritage Building – MaRS Centre

Toronto, Ontario

M5G 1L7

Telephone: (416) 581-7410

Facsimile: (416) 977-4765

Attention:	Brian H. Barber, PhD,
Director, Technology Development & Commercialization

To MBI:

Med BioGene Inc.

#300 – 2386 East Mall

Gerald McGavin Building

Vancouver, British Columbia

V6T 1Z3

Telephone: (604) 827-5100

Facsimile: (604) 827-5120

Attention:	Erinn B. Broshko
Chief Executive Officer

or to such other address as the recipient may have designated by Notice given in accordance with this Article 11. Any such Notice may be delivered by hand, by registered mail, or sent by facsimile and will be deemed to have been delivered on the date of delivery if delivered by hand, five (5) days after mailing if sent by registered mail, or on the first business day following the date of sending, if sent by facsimile.

ARTICLE 12 - GENERAL

12.1 Entire Agreement. The Parties hereto acknowledge that this Agreement and its schedules, together with the Sponsored Research Agreement, set forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

12.2 General Assurances. The Parties hereto agree to do all such reasonable things and to execute such instruments and documents as may be reasonably necessary or desirable in order to carry out the provisions and intent of this Agreement.

12.3 Enure to Benefit. This Agreement shall enure to the benefit of and be binding upon the respective Parties hereto and, where the context admits or requires, their respective permitted successors or assigns.

12.4 Assignment and Payment of License Transfer Fee. MBI may only assign the License to a Third Party:

(a)	with the prior written consent of UHN, which consent will not unreasonably be withheld; or

(b)	in conjunction with the sale, transfer or other disposition of: (i) all or substantially all of MBI’s business to a Third Party; or (ii) that part of MBI’s business encompassing or otherwise associated with the development and commercialization of the Licensed Technology, which in either case MBI shall pay to UHN an amount equal to [*]% of the amount received (or in the event that the consideration received by MBI is in the form of securities, the cash equivalent of such securities) by MBI in respect of such sale, to a maximum received by MBI of $[*], such payment to be made by MBI within thirty (30) days of the closing of the sale.

12.5 No Joint Venture. Each Party is and will remain at all times independent of each other. The Parties are not and shall not be considered to be joint venturers, partners or agents of each other and neither of them shall have the power to bind or obligate the other except as set forth in this Agreement. The Parties mutually covenant and agree that neither shall they, in any way, incur any contractual or other obligation in the name of the other, nor shall they have liability for any debts incurred by the other. No representation will be made or acts taken by any of the Parties which could establish any apparent relationship of agency, joint venture, partnership or employment.

12.6 Waiver. No amendment, supplement or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Further, no failure or delay by any Party in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

12.7 Time of the Essence. Time is of the essence in this Agreement and of each and every term and condition hereof.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

12.8 Joint Preparation. This Agreement shall be deemed to be jointly prepared by the Parties, and any ambiguity herein shall not be construed for or against any party.

12.9 Governing Law. This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada and shall be treated as an Ontario contract. Subject to Article 10, the Parties irrevocably and unconditionally submit to the non-exclusive jurisdiction the courts of the Province of Ontario and all courts competent to hear appeals therefrom in connection with any matters arising under this Agreement.

12.10 Severability of Provisions. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision in said jurisdiction and such determination shall not affect the validity or enforceability of such provision or the Agreement in any other jurisdiction. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

12.11 Force Majeure. In the event that any one of the Parties is prevented from fulfilling any of its obligations herein by acts of God, war, strikes, riots, storms, fires, governmental orders or restrictions or any other cause beyond its control, the payment of royalties, or the applicable pro rata portion thereof, shall be suspended during the full period of any such prevention, but payment of royalties which has accrued for payment prior to, or after such cause shall not be excused.

12.12 Counterparts and Facsimile. This Agreement may be executed in counterparts and by facsimile each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, MBI and UHN have executed this Agreement through their duly authorized representatives as of the Effective Date.

UNIVERSITY HEALTH NETWORK

Per:	/s/ DR. CHRISTOPHER J. PAIGE
	Name:	Dr. Christopher J. Paige
	Title:	Vice President Research

MED BIOGENE INC.

Per:	/s/ ERINN B. BROSHKO
	Name:	Erinn B. Broshko
	Title:	Chief Executive Officer

SCHEDULE A

Licensed Patents

1.	UHN Existing Patents and Patent Applications

Patent family entitled: “Materials and Methods for Prognosing Lung Cancer Survival” ; M.-S. Tsao et al (inventors), including:

(a)	US Prov. Appln. No. 60/865960 (filed Nov. 15, 2006);

(b)	US Appln. No. 11/940707 (filed Nov. 15, 2007); and

(c)	PCT Appl. No. PCT/CA2007/002039 (filed Nov. 15, 2007).

2.	UHN Research Program Patents

UHN Research Program Patents are to be added during the term of the Sponsored Research Agreement.

3.	Joint Research Program Patents

Joint Research Program Patents are to be added during the term of the Sponsored Research Agreement.

4.	Continuations, Divisionals, Renewals, Extensions

For greater certainty, the Licensed Patents shall include:

(a)	any issued patent or patent application (including any provisional patent application or any patent application filed under any international Convention or Treaty) described or listed in this Schedule A;

(b)	all continuations and continuations-in-part applications to the issued patent or patent application described in Paragraph 4(a) of this Schedule A (solely to the extent such continuations-in-part applications contain subject matter on which claims issuing obtain the benefit of a priority date of any patent or patent application described in Paragraph 4(a) of this Schedule A);

(c)	all divisions, patents of addition, reissues, renewals and extensions of any of the patent, patent application, continuations and continuations-in-part applications set out in Paragraphs 4(a) and 4(b) of this Schedule A;

(d)	all regular utility patent applications or patent applications filed under any international Convention or Treaty on the basis of any patent application(s) described or listed in this Schedule A; and

(e)	all foreign counterparts of any of the foregoing (including, without limitation, European Supplementary Protection Certificates or its equivalent).

SCHEDULE B

Evaluation Process

Evaluation of Commercialization Activities.

1. Each party shall select a mutually acceptable person as an independent evaluator having appropriate experience in the biopharmaceutical industry (each an “Evaluator”) and the two selected Evaluators shall select a mutually acceptable third Evaluator having appropriate experience in the biopharmaceutical industry, to conduct the evaluation set forth in Section 2 of this Schedule B. If the parties cannot agree on the choice of Evaluators, either Party may apply to a court of competent jurisdiction to appoint an qualified Evaluator having appropriate experience in the biopharmaceutical industry.

2. Unless the parties mutually agree otherwise, the following rules and procedures shall govern the conduct of the parties and the Evaluators before and during the investigation by the Evaluators:

(a) within 30 days after the selection of the Evaluators, MBI shall provide to the Evaluators and UHN a written summary of its position. Upon receipt of MBI’s summary, UHN shall have 15 days to prepare and submit to MBI and the Evaluators its own summary in reply to the summary submitted by MBI; and

(b) on receipt of the summaries and any other documents, statements or records submitted by the parties, the Evaluators shall have 30 days within which to conduct such further inquiries as the Evaluators may deem necessary for the purpose of reviewing the efforts made by MBI with respect to the commercialization of the Licensed Products in compliance with the requirements of Section 2.6.

For the purpose of conducting such an inquiry, the Evaluators shall have the right to:

(iii) require either party to disclose any further documents or records which the Evaluators consider to be relevant;

(iv) interview or question either orally (or by way of written questions) one or more representatives of either party on issues deemed to be relevant by the Evaluators;

(v)	make an “on site” inspection of MBI’s facilities; and

(vi) obtain if necessary, the assistance of an independent expert to provide technical information with respect to any area in which the Evaluators do not have a specific expertise.

3. The Evaluators shall within 30 days after starting the inquiry, prepare a report setting out the Evaluators’ findings and conclusions as to whether or not MBI is in breach of Section 2.6. If the Evaluators determine that MBI is in breach, then the Evaluators shall specify in the report the Evaluators’ conclusions as to what additional measures may be required to achieve compliance with Section 2.6, and MBI shall thereafter make the efforts so specified. If MBI fails to make such efforts, after notice of termination for breach provided in accordance with the terms of Section 7.2(b), then UHN’s sole remedy for MBI’ failure to make the efforts specified in Section 2.6 shall be that this Agreement may be terminated in accordance with Section 7.2(b).